Exhibit 4.64

Equity Interest Transfer Agreement

among

Pintec (Yinchuan) Technology Co., Ltd.

and

Ningxia Fengyin Enterprise Management Consulting LLP

and

Yinchuan Chuanxi Technology Co., Ltd.

on

Yinchuan Chuanxi Technology Co., Ltd.

October 22, 2020

Equity Interest Transfer Agreement

This Equity Interest Transfer Agreement (“Agreement”) is entered into by and among the following Parties on October 22, 2020 (“Execution Date”) in Beijing, the People’s Republic of China (“China”, for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan):

1.

Yinchuan Chuanxi Technology Co., Ltd., a limited liability company incorporated and existing under the laws of China, having its registered address at: Room 1417, 15A/F, Building 1, Phase 3 of Yinchuan iBi Yucheng Center, No. 490 Ning’an Street, Jinfeng District, Yinchuan City, Ningxia (“Target Company”);

2.

Ningxia Fengyin Enterprise Management Consulting LLP a limited liability partnership incorporated and existing under the laws of China, having its registered address at: Room 1418, 15A/F, Building 1, Phase 3 of Yinchuan iBi Yucheng Center, No. 490 Ning’an Street, Jinfeng District, Yinchuan City, Ningxia (“Transferor”); and

3.

Pintec (Yinchuan) Technology Co., Ltd., a limited liability company incorporated under the laws of China, having its registered address at: Room 1410, 15A/F, Building 1, Phase 3 of Yinchuan iBi Yucheng Center, Yinchuan City, Ningxia (“Transferee”).

In this Agreement, the parties above shall be referred to individually as a “Party” and collectively as the “Parties”.

Whereas:

1.

As of the Execution Date of this Agreement, the Target Company has the registered capital of RMB 5,000,000 and the shareholding structure shown in Part I of Appendix I to this Agreement, where the Transferor holds 100% equity interests in the Target Company, corresponding to the Target Company’s registered capital of RMB 5,000,000 (“Target Equity Interests”).

2.

The Transferor agrees to sell to the Transferee, and the Transferee agrees to buy from the Transferor, the Target Equity Interests on the Transferor in accordance with the terms and conditions provided hereunder.

3.

From the Closing Date (defined in Article 3.1) under this Agreement, the Transferee will hold 100% equity interests in the Target Company (corresponding to the Target Company’s registered capital of RMB 5,000,000).

Now therefore, upon mutual agreement through negotiation, the Parties hereby agree as follows:

Article 1    Definitions and Interpretation

1.1	Unless otherwise provided in the context hereof, the following words have the following meanings in this Agreement:

1.1.1	Transaction: means the transaction provided under this Agreement, including but not limited to the transaction provided in Article 2 hereof.

1.1.2

Promisor: (i) if the Closing is not achieved, means the Target Company and the Transferor both individually and collectively, and (ii) if the Closing is achieved, means the Transferor (for the avoidance of doubt, if the Closing is achieved, the Target Company shall not be referred to as the Promisor from the beginning).

1.1.3	Transaction Documents: mean this Agreement, other documents provided in this Agreement, and other documents in connection with this Transaction.

1.1.4

Affiliate: for the purpose of this Agreement, means an affiliate of any person or entity, including any company, partnership, joint venture, or other entity or natural person that controls, is controlled by, or is under common control with such person/entity; the “Affiliate” of any natural person further includes a close family member of such natural person, including his/her spouse, parents, grandparents, siblings and their spouses, children and their spouses, and grandchildren and their spouses; provided, however, that for the purpose of this Agreement, the Transferee and its Affiliates shall not be deemed as the Affiliates of the Target Company or the Transferor.

1.1.5

Control: with respect to the relationship between or among two or more subjects, means the power, whether exercised or not, to direct or have others to direct the business, affairs, management, or decisions of a subject directly, indirectly, or as a trustee or executor, on the ground of holding shares, equity interests, voting rights, voting securities, or acting as the trustee or executor, or contractual and agreement arrangement, trust arrangement, or otherwise, including but not limited to (i) directly or indirectly holding fifty percent (50%) or more shares or equity interests in the subject; (ii) directly or indirectly holding fifty percent (50%) or more voting rights of the subject; (iii) directly or indirectly appointing the majority of members in the board of directors or a similar organization of the subject; or (iv) controlling or influencing the operation decisions of the subject by other means. “Controlled” and “common control” have the same meanings as the description above.

1.1.6	Administration for Market Regulation: means the State Administration for Market Regulation or its local offices.

1.1.7

Encumbrance: means any mortgage, pledge, lien (including but not limited to priority of taxes, right of revocation, and right of subrogation), lease, license, option, restriction, right of first refusal, pre-emptive right, debts, preferential arrangement, any third-party right or interest, restrictive undertaking, condition or restriction of any kind (including but not limited to any restriction on the use, voting, transfer, proceeds, or other exercise of any interests in title), security interest of any kind, or any form of arrangement with similar effect subject to third-party rights.

1.1.8

Liabilities: mean all debts, liabilities, and obligations, whether cumulative or fixed, absolute or contingent, matured or unmatured, determined or undetermined, including but not limited to the debts, liabilities, and obligations arising under any law, claim, or governmental order, and the debts, liabilities, and obligations arising under any contract, agreement, promise, or commitment.

1.1.9

Material Adverse Effect: means (i) that the Target Company is subject to bankruptcy proceedings, liquidation, winding-up, reorganization, or debt restructuring, or sells material assets; or (ii) any circumstances, changes, or impacts involving the Target Company, where such circumstances, changes, or impacts may, individually or collectively, directly or indirectly, (A) cause, or be reasonably expected to cause, material adverse effects on the existence, assets, liabilities (including but not limited to contingent liabilities), or financial conditions; or (B) cause, or be reasonably expected to cause, material adverse effects on the validity, binding effects, and performance of the Transaction Documents.

1.1.10

Taxes: mean any and all taxes, fees, levies, duties, tariffs, and other charges of any kind imposed by any governmental authority (including any and all interests, penalties, surcharges, and additional sums charged in connection therewith), including but not limited to: taxes or other charges imposed on revenues, royalties, incidental or other profits, gross incomes, properties, sales, use, wages, employment, social security, unemployment compensation, or net values; taxes or other charges having the nature of consumption and use tax, withholding tax, transfer tax, value-added tax, or profits tax; license, registration, and documentation charges; and customs duties, taxes, and similar charges.

1.1.11

Government Authority: means any national, international organization, supranational, federal, state, provincial, local, or other similar government-like, governmental, regulatory, or administrative agency, department, or commission, or any court, tribunal, or judicial or arbitral institutions, in China or outside China.

1.1.12

Laws of China: mean all laws, administrative regulations, rules, provisions, policy documents, and the provisions, decisions and policy documents of local governments or local government authorities of China then in effect.

1.1.13	Working Day: means any day other than Saturdays, Sundays, and other days on which the banks are required or authorized by law to suspend business in China.

1.1.14	RMB: means RMB Yuan, the lawful currency of China.

1.2	Interpretation and principles of interpretation

In this Agreement, unless the context provides otherwise:

1.2.1

References in this Agreement to an article, annex, appendix, preamble, description above, or description below, mean an article, annex, appendix, preamble, description above, or description below of this Agreement, and such article, annex, appendix, preamble, description above, or description below shall be deemed as part of this Agreement;

1.2.2	The headings herein are provided for reference only without affecting the meanings or interpretation of this Agreement by any means;

1.2.3	the words “include”, “includes”, and “including” used in this Agreement shall be deemed to be followed by the words “but not limited to”;

1.2.4

Any law defined or referred to in this Agreement or in any agreement or document referred to in this Agreement, means the law as amended, modified, or supplemented from time to time, including a successor law that replaces the original law;

1.2.5	References in this Agreement to any agreement, instrument, or other document mean such agreement, instrument, or other document as amended, supplemented, or modified from time to time;

1.2.6	References to a subject also refer to its permitted successor and assignee; and references to any company include any branches of such company;

1.2.7	“Hereof”, “herein”, “hereunder” and words of similar meanings used in this Agreement refer to this Agreement in its entirety instead of any provision of this Agreement; and

1.2.8	For the obligations or liabilities of any Promisor provided in this Agreement, the Promisors shall be jointly and severally liable to each other for such obligations or liabilities.

Article 2    Transfer of the Target Equity Interests

2.1

Part I of Appendix I to this Agreement correctly reflects the shareholding structure of the Target Company and the equity interests held by the Transferor in the Target Company as of the Execution Date of this Agreement, and the Transferor has no disputes over such shareholding structure.

2.2

The Transferor agrees to sell to the Transferee, and the Transferee agrees to buy from the Transferor, the corresponding Target Equity Interests (i.e., 100% equity interests in the Target Company) on the Closing Date in accordance with the terms and conditions provided hereunder.

2.3

The Transferor acknowledges and agrees that, the Target Equity Interests to be transferred by the Transferor to the Transferee are free from any Encumbrance; the Transferee obtains all the rights, titles, and interests, to and in the Target Equity Interests from the Closing Date, including but not limited to the ownership of the Target Equity Interests and any rights and interests in connection with or arising from such ownership.

2.4

The Transferor acknowledges and agrees, and ensures any other third parties, that they will waive their right of first refusal with respect to the Transaction hereunder and any other rights that may affect this Transaction.

2.5

As from the Closing Date, the shareholding structure of the Target Company will be shown in Part II of Appendix I to this Agreement, i.e. the Transferee will duly become a shareholder holding 100% equity interests in the Target Company (corresponding to the Target Company’s registered capital of RMB 5,000,000), having corresponding rights and bearing corresponding obligations as a shareholder; the Transferor shall ensure that the Transferee and/or its Affiliates will acquire the actual control over the Target Company from the Closing Date.

Article 3    Transfer Consideration

3.1	Transfer Consideration

3.1.1

The Parties agree that, subject to the terms and conditions provided herein, the Transferee shall pay the total consideration of RMB 400,000,000 (“Transfer Consideration”) to the Transferor for purchasing the Target Equity Interests held by the Transferor.

3.1.2

For the avoidance of doubt, the Transfer Consideration is the tax-inclusive price. Subject to separate written provisions (if any) among the Parties, the Transferee shall pay the Transfer Consideration to the Transferor within twenty (20) days from the third (3) anniversary of the date (“Closing Date”) when all the prerequisites (“Closing Prerequisites”) provided in Article 7.1 and Article 7.2 hereof are satisfied (or exempted by a relevant Party) (“Closing”), or within another period (if any) separately agreed among the Parties. The Parties agree that, after the Closing provided herein is completed, given that the arrangement for the payment of the Transfer Consideration above or the arrangement separately agreed in writing among the Parties for the payment of the Transfer Consideration is implemented as scheduled by the Parties, the effects of the Closing shall not be affected by the arrangement for the payment of the Transfer Consideration above or the arrangement separately agreed in writing among the Parties for the payment of the Transfer Consideration.

3.1.3

Unless otherwise agreed in writing between the Transferor and the Transferee, the Transferee shall, within five (5) Working Days following the end of each quarter, pay interests on outstanding Transfer Consideration to the Transferor at the annual single interest rate of 8.75%.

3.2	Fixed funds arrangement

The Parties acknowledge and agree that, the financial conditions of the Target Company on the Closing Date shall meet the following conditions on the principle of good faith and subject to relevant applicable accounting standards and policies, past practices, and general methods: total funds available in the bank accounts of the Target Company as of the Closing Date shall be no less than RMB 400,000,000.

3.3	Taxes and charges

The Parties hereto shall bear their respective tax and charges payable in connection with the Transaction hereunder in accordance with the provisions of applicable laws. Except for the service fees (1% of the Transfer Consideration, which are to be paid to the following account within five (5) days following the Closing Date by the Transferee or its Affiliates) payable to the financial advisor, Guangdong HMH Industry Group Co., Ltd., by the Transferee on the ground of this Transaction, the Parties shall bear their respective attorney, accountant, and other advisor fees incurred in connection with this Transaction.

Account name: Guangdong HMH Industry Group Co., Ltd.

Opening bank: China Merchants Bank Co., Ltd. Zhuhai Gongbei Branch

Account No.: ***

3.4	Pledge of equity interests

To guarantee the obligations (including but not limited to the payment of the Transfer Consideration and interests to the Transferor in accordance with the provisions of Article 3.1 hereof) of the Transferee under this Agreement, the Transferee agrees to cause its Affiliates to, within twenty (20) days following the Closing Date, pledge 100% equity interests in Ganzhou Aixin Online Small Loan Co., Ltd. to the Transferor or another domestic entity designated by the Transferor (“Pledge of Pintec Small Loan Equity Interests”), and sign an equity interest pledge agreement in the format and with the content satisfactory to the Transferor to complete the registration of the Pledge of Pintec Small Loan Equity Interests as soon as possible (except for a delay due to government regulation, within sixty (60) days following the Closing Date). The Transferor and the Transferee agree that they may engage in separate negotiation on other security in lieu of the Pledge of Pintec Small Loan Equity Interests.

Article 4    Closing

4.1

On-site delivery. The Parties agree that, on the Closing Date, the Transferee will send a representative to the office of the Target Company or another place separately agreed among the Parties, so as to take delivery of corresponding assets, documents, and archives of the Target Company on site from the representative designated by the Transferor. The representative designated by the Transferee shall, on the date of receiving the corresponding assets, documents, and archives provided herein, sign corresponding written confirmation documents based on the delivery. The assets, documents, and archives to be delivered include:

4.1.1	Qualifications and licenses: the original and duplicates of the Target Company’s business license.

4.1.2	Stamps: official stamp, contract stamp, financial stamp, and other stamps.

4.1.3

Organizational documents: articles of association, shareholder register (if any), capital contribution certificates (if any), registration documents archived at the corporate registration authority, minutes/resolutions of shareholders’ meetings (shareholders’ decisions), and minutes/resolutions of board meetings (decisions of the executive director) since the incorporation of the Target Company.

4.1.4	Financial materials: bank accounts (and the passwords or keys thereof), account USB key, and relevant management permissions.

4.1.5	Other assets, documents, and archives (if any) in connection with the Target Company.

4.2

Fixed cash and change in bank accounts. The financial conditions of the Target Company on the Closing Date shall meet the requirements in Article 3.2 hereof, and the Promisor shall, at the request of the Transferee, go through formalities with the bank to change the name and stamp reserved for all bank accounts of the Target Company to the name and stamp of the person designated by the Transferee on the Closing Date.

Article 5    Representations and Warranties

5.1

From the Execution Date of this Agreement (inclusive) to the Closing Date (inclusive), the Promisor jointly and severally makes the following representations and warranties to the Transferee, and acknowledges that the Transferee enters into this Agreement and other Transaction Documents in reliance that such representations and warranties are true, accurate, and complete in all aspects; upon the violation of any representations and warranties, the Promisor shall jointly and severally compensate the Transferee for any losses in accordance with the provisions hereof:

5.1.1	Incorporation in accordance with law. The Target Company is a limited liability company duly incorporated and validly existing under the Laws of China in good standing.

5.1.2

Legitimate rights of the Transferor to the Target Equity Interests. Appendix I to this Agreement truly, accurately, and completely reflects the real shareholding structure of the Target Company as of and immediately prior to the Execution Date, and the Transferor has no disputes over the real shareholding ratio listed in Appendix I. The registered capital of the Target Company has been paid in full within the deadline in accordance with applicable Laws of China and the articles of association or other organizational documents, and the Target Company has no act of delaying in paying the registered capital, making false contribution, or illegally drawing back capital contributions. The paid-in registered capital of the Target Company, and the actual cash in its accounts, are from true and lawful source of funds. There are no existing or potential disputes, controversies, litigations, arbitrations, claims, enforcements, or other administrative or legal proceedings on the equity interests of the Target Company. The shareholders of the Target Company have never promised or actually issued, in any manner, any interests, equity interests, bonds, pre-emptive rights, subscription rights, convertible securities, option, employee incentive shares, or other rights not exercised, promises on additional shares, or rights and interests of the same or similar nature to any person other than the shareholders’ equity, which may cause the Target Company or its shareholders to bear or possibly to bear the obligations of selling or increasing any registered capital of the Target Company. The equity interests in the Target Company are free from any proxy shareholding or similar arrangement, pledge, mortgage, security interest or any other encumbrance (including but not limited to any conditional sale or other title retention agreement, or any lease of such nature, any agreement creating any security interests, and any document designating any third party as loss payee), or any other third-party rights or interests (for the equity interests of any person, further including but not limited to any option, or conversion rights or right of first refusal of any nature). The Transferor has the right to transfer its equity interests in the Target Company in accordance with law.

5.1.3

No business. The Target Company has never carried out any actual business, has no employee or branch, has not entered into any contract with any third party, and has no outstanding obligations to any third party.

5.1.4

No debts, no guarantees. The Target Company has no debt, irrespective of incurred, determined, contingent, matured, or unmatured debts. In addition, the Target Company has not acted as the guarantor, compensator, warrantor, or other obligee for any liabilities of any Transferor or any third party, and has not provided any guarantee for the debt or other benefits of any Transferor or any third party.

5.1.5

Legal and administrative proceedings. There are no pending or, at the discretion of the Promisor, possible litigations, arbitrations, administrative investigations, administrative punishments, enforcement, or other legal or administrative proceedings or any claims that are initiated against or may affect the Target Company.

5.1.6

Compliance with law. The Target Company abides by all the applicable Laws of China and the statutory provisions of other applicable jurisdictions in all material aspects. The Target Company has never engaged in or conducted any event, circumstances, or conditions in serious violation of laws and regulations.

5.1.7

Information disclosure. All the documents, materials, and information provided by the Promisor to the Transferee before and after the execution of this Agreement are true, accurate, with no omissions, and not misleading in all material aspects, and there are no matters that should but have not been disclosed, and that may cause Material Adverse Effects on the Target Company or cause Material Adverse Effects on the decision of the Transferee for entering into the Transaction contemplated hereunder.

5.2	From the Execution Date of this Agreement (inclusive) to the Closing Date (inclusive), the Parties hereto respectively make the following representations and warranties to each other:

5.2.1	Valid existence. They are legal entities duly incorporated and validly existing under the Laws of China.

5.2.2

Authorization; validity. They have effectively signed this Agreement and other Transaction Documents to which they are a party. They have obtained all necessary authorization, permit, and approval (including but not limited to their internal authorization) for signing, delivering, and performing such documents and the rights and obligations thereunder. They are capable of entering into this Agreement and other Transaction Documents to which they are a party, and performing their obligations under such Transaction Documents. Their obligations and liabilities under this Agreement and other Transaction Documents are lawful, valid, and enforceable.

5.2.3

No conflict. By entering into, delivering, and performing this Agreement, other Transaction Documents to which they are a party, and the rights and obligations under such Transaction Documents, they will not violate the Laws of China, violate their articles of association or other organizational documents, or violate court judgments, rulings, arbitration awards, administrative decisions, or orders binding on or applicable to them.

5.3

Survival of the representations and warranties. Any representations and warranties submitted under and in accordance with this Agreement shall survive the execution of this Agreement and the transfer of the Target Equity Interests under this Agreement.

Article 6    Undertakings of the Promisor and Transferee

6.1	Undertakings of the Promisor. The Promisor makes the following undertakings with respect to the acts of the Target Company in the undertakings.

6.1.1

Waiver and exemption. The Transferor acknowledges and agrees that, as of the Closing Date of this Transaction, the Transferor will waive any right, request, or claim (if any) to the Target Company, and the Target Company will have no outstanding obligations or liabilities to the Transferor.

6.1.2

Registration of changes with the administration for industry and commerce. After the Closing Date, the Target Company shall, and the Transferor shall cause the Target Company to, complete the registration of changes with the corresponding Administration for Market Regulation within sixty (60) days after being instructed by the Transferee in accordance with the instruction of the Transferee, and obtain the new business license issued by the corresponding Administration for Market Regulation. The registration of changes with the administration for industry and commerce shall reflect the following: (i) the shareholder and shareholding structure of the Target Company after the change are as follows: the Transferee or its designated Affiliate, holding 100% equity interests in the Target Company; (ii) filing and registration of the new articles of association; and (iii) resignation of original major staff of the Target Company, and filing and registration of newly appointed major staff. During the process of change registration with the corresponding Administration for Market Regulation for the Transaction under the Transaction Documents, the Promisor shall cooperate by providing and/or signing documents required for the change registration with the administration for industry and commerce (“Documents for Registration”). The Parties acknowledge that substantial provisions of the Documents for Registration shall be consistent with this Agreement; provided, however, that the provisions of this Agreement prevail in the event of any conflict between the Documents for Registration and this Agreement. The Parties further acknowledge that, where the Transferee designates its Affiliate to hold 100% equity interests in the Target Company, the change registration of the Target Company above shall be subject to the conclusion of a written supplementary agreement among the Parties in the form and with the content to the satisfaction of the Parties.

6.2	Undertakings of the Transferee.

6.2.1

The Transferee undertakes to perform any of its undertakings to the Transferor and the Affiliates thereof in accordance with the provisions of this Agreement and any supplementary agreement (if any) to this Agreement.

Article 7    Closing Prerequisites

7.1

Closing prerequisites for the Transferee. The Transferee’s performance of the obligations under Article 4.1 and the obligations (if any) separately confirmed in writing by the Parties on the Closing Date shall be subject to the satisfaction or written exemption by the Transferee at its own discretion of all the following conditions.

7.1.1	Signing of Transaction Documents. The Parties have duly signed the Transaction Documents to which they are a party, and have delivered the signed Transaction Documents to the Transferee.

7.1.2

Representations, warranties, and undertakings. The representations and warranties of each Promisor in this Agreement are true, accurate, complete, and not misleading in all aspects from the Execution Date of this Agreement (inclusive) to the Closing Date (inclusive).

7.1.3

No legal proceedings. There are no existing, pending, or potential administrative proceedings, judicial proceedings, or any claims raised by any government authority or any other entity, which, according to the reasonable judgement of the Transferee, may cause this Transaction to be prohibited, restricted, or otherwise hindered in all or material aspects, or otherwise lead to challenges, claims, or other remedies to this Transaction in all or material aspects, or may cause restrictions, conditions, or interference to this Transaction in all or material aspects.

7.1.4	No legal restrictions. There are no effective Laws of China, other applicable laws, or any agreements, contracts, or documents prohibiting or restricting the completion of this Transaction.

7.1.5

Approval procedure. The shareholder (shareholders’ meeting) and board of directors/executive director of the Target Company have duly passed relevant written resolutions, (i) approving the execution, delivery, and performance of the Transaction Documents, and waiving its right of first refusal and any other rights that may affect this Transaction, (ii) passing the new articles of association of the Target Company to the satisfaction of the Transferee (“New Articles of Association”), and (iii) dismissing the existing legal representative, responsible person, directors (or executive director), supervisors, manager, corporate contact, financial responsible person, etc. (“Resignation by Original Major Staff”) of the Target Company from their posts, and electing the new legal representative, responsible person, directors (or executive director), supervisors, manager, corporate contact, financial responsible person, etc. of the Target Company designated by the Transferee (“Election of New Major Staff”).

7.1.6

Approval procedure of the Transferee. The shareholders’ meeting (if applicable) and/or board of directors of the Transferee and its overseas Affiliate Pintec Technology Holdings Limited (“Cayman Company”) have duly passed relevant written resolutions, approving the execution, delivery, and performance of the Transaction Documents.

7.1.7

Certificate of Satisfaction of Closing Prerequisites. The Promisor has issued a Certificate of Satisfaction of Closing Prerequisites to the Transferee in the format and with the content shown in Appendix II to this Agreement, confirming that all the closing prerequisites under Article 7.1 have been satisfied.

7.2

Closing prerequisites for the Transferor. The Transferor’s performance of the obligations under Article 4.1 on the Closing Date shall be subject to the satisfaction or written exemption by the Transferor at its own discretion of all the following conditions.

7.2.1.	Signing of Transaction Documents. The Parties have duly signed the Transaction Documents to which they are a party, and have delivered the signed Transaction Documents to the Transferor.

7.2.2.

Representations, warranties, and undertakings. The representations and warranties of the Transferee and the Cayman Company in this Agreement and other Transaction Documents are true, accurate, complete, and not misleading in all aspects from the Execution Date of this Agreement (inclusive) to the Closing Date (inclusive).

7.2.3.

No legal proceedings. There are no existing, pending, or potential administrative proceedings, judicial proceedings, or any claims raised by any government authority or any other entity, which, according to the reasonable judgement of the Transferee, may cause this Transaction to be prohibited, restricted, or otherwise hindered in all or material aspects, or otherwise lead to challenges, claims, or other remedies to this Transaction in all or material aspects, or may cause restrictions, conditions, or interference to this Transaction in all or material aspects.

7.2.4.	No legal restrictions. There are no effective Laws of China, other applicable laws, or any agreements, contracts, or documents prohibiting or restricting the completion of this Transaction.

7.2.5.

Approval procedure of the Transferee. The shareholders’ meeting (if applicable) and/or board of directors of the Transferee and the Cayman Company have duly passed relevant written resolutions, approving the execution, delivery, and performance of the Transaction Documents.

7.2.6.

Certificate of Satisfaction of Closing Prerequisites. The Transferee and the Cayman Company have issued a Certificate of Satisfaction of Closing Prerequisites to the Transferor in the format and with the content shown in Appendix III to this Agreement, confirming that all the closing prerequisites under Article 7.2 have been satisfied.

7.3

The Promisor shall ensure that the closing prerequisites provided in Article 7.1 hereof are satisfied as early as possible, and the Transferee shall ensure that the closing prerequisites provided in Article 7.2 hereof are satisfied as early as possible, and in any event, the Closing Date shall not be later than October 31, 2020 or another date separately agreed by the Transferor and Transferee (“Closing Deadline”). After the execution of this Agreement, if any closing prerequisites provided in Article 7.1 or Article 7.2 hereof are not satisfied or exempted in writing by a relevant Party (as the case may be) by the Closing Deadline, the Transferee (given that all the matters under Article 7.2 have been completed) or the Promisor (given that all the matters under Article 7.1 have been completed) has the right to terminate this Agreement by sending a written notice in accordance with the provisions of Article 9 hereof.

Article 8    Default and Compensation

8.1

General default liabilities. If any Party violates any representations, warranties, undertakings, agreement, or any other provisions hereunder, or any representation/warranty made by any Party hereunder is untrue, inaccurate, incomplete, or misleading, resulting in any expenses, liabilities, or losses to other Parties (“Reimbursable Losses”), the violating Party or the Party making the misrepresentation shall compensate the other Parties of all the Reimbursable Losses.

Article 9    Termination

9.1	Circumstances for rescinding this Agreement

This Agreement may be rescinded if:

9.1.1	The Parties unanimously agree to rescind this Agreement by written agreement and determine the date of rescission;

9.1.2	Prior to the Closing Date, any Party may notify other Parties in writing to rescind this Agreement upon the occurrence of any of the following circumstances:

(1)

For the right of the Transferee to rescind this Agreement only, the closing prerequisites provided in Article 7.1 hereof are not satisfied or not exempted in writing by the Transferee by the Closing Date (provided, however, that the Transferee has completed all the matters under Article 7.2);

(2)

For the right of the Promisor to rescind this Agreement only, the closing prerequisites provided in Article 7.2 hereof are not satisfied or not exempted in writing by the Transferor by the Closing Date (provided, however, that the Transferor has completed all the matters under Article 7.1);

(3)

The representations or warranties made by any other Party are untrue, inaccurate, incomplete, have omissions, or misleading at the time of making such representations or warranties or on the Closing Date, causing or reasonably expected to cause Material Adverse Effects on the Target Company or the Parties in performing the provisions hereof or completing this Transaction;

(4)

Any other Party hereto has a serious violating act, and the violating Party fails to rectify the violation within thirty (30) days after receiving a notice from the Transferee requesting rectification;

(5)

Any other Party hereto is subject to voluntary or mandatory bankruptcy proceedings (unless such proceedings are revoked within 90 days after being initiated), or any other Party is declared bankrupt by a court or another government authority;

(6)	The performance of this Agreement is affected seriously for over 6 consecutive months due to Force Majeure; or

(7)

Main objectives under this Agreement cannot be achieved or a relevant Party cannot achieve main benefits under this Agreement due to material changes in any applicable Law of China or the interpretation thereof, or due to the amendments, supplements, or revocation made by any government authority on applicable laws and regulations or the interpretations thereof.

9.2	Effects of rescission

9.2.1

Unless otherwise provided herein, after this Agreement is rescinded in accordance with any item in Article 9.1, this Agreement shall be invalidated immediately except for Article 8 to Article 12, which shall survive such rescission.

9.2.2

Unless otherwise provided herein, after this Agreement is rescinded, the Parties hereto shall, on the principles of fairness, reasonableness, and good faith, make greatest efforts to restore the conditions prior to the execution of this Agreement within thirty (30) days or another period separately determined by the Parties, including but not limited to transferring the Target Equity Interests back to the Transferor, and refunding the collected Transfer Consideration to the bank account designated by the Transferee. The rescission of this Agreement does not affect the rights of any Party to obtain the compensation or indemnification under this Agreement.

Article 10    Force Majeure

10.1

If any Party hereto cannot perform or fully perform this Agreement for the direct reason of earthquake, typhoon, flood, fire, epidemic, war, riot, hostilities, public disorder, strike, pestilence, serious contagious disease, or any other force majeure event that is unforeseeable and unavoidable by the affected Party (“Force Majeure”), the Party affected by such Force Majeure shall not be held liable for such failure or partial failure; provided, however, that the affected Party shall immediately send a written notice to other Parties without any delay in the manner provided in Article 12.10 hereof, and within fifteen days after sending such written notice, provide the other Parties with details about such force majeure event to explain the reasons for the failure or partial failure or the necessity for extended performance.

10.2

If the Party claiming Force Majeure fails to notify other Parties and provide proper evidence described above, it shall not be released from the responsibilities of failing to perform its obligations hereunder. The Party affected by Force Majeure shall make reasonable efforts to minimize the consequences of the Force Majeure, and shall resume the performance of all relevant obligations as soon as possible after the Force Majeure stops. If the Party affected by Force Majeure fails to resume the performance of relevant obligations after the cause of preventing the performance due to Force Majeure disappears, such Party shall be held correspondingly liable to other Parties.

10.3

Upon the occurrence of Force Majeure, the Parties shall engage in negotiation immediately to reach a fair solution, and shall make all reasonable efforts to minimize the consequences of such Force Majeure.

Article 11    Confidentiality

11.1

The Parties shall keep the confidentiality of the fact that the Parties have entered into this Agreement, the provisions of this Agreement, the confidential information and technical secrets obtained by the Parties during the term of Transaction Documents, and any oral or written materials of a confidential nature exchanged among the Parties for making preparation for or performing the Transaction Documents, and shall not disclose such information to any third party.

11.2

The Transferor and its shareholders, partners, de facto beneficial owners understand that, after the Closing Date, business secrets will be critical for the Target Company and/or Transferee, and the disclosure of such business secrets may directly or indirectly benefit the competitor of the Target Company and/or Transferee, and cause losses to the interests of the Target Company and/or Transferee and/or their respective Affiliates. Therefore, the Transferor agrees that, after the execution of this Agreement, except for the purpose of performing the obligations of the Transferor and Target Company under this Agreement, the Transferor shall, and shall cause its Affiliates, and the directors, managers, employees, accountants, advisors, representatives, and agents of the Transferor and its Affiliates to, keep the confidentiality of all business secrets, and take all reasonable measures to protect the confidentiality and prevent the disclosure and use of business secrets, so as to keep the business secrets from entering the public domain or be owned by unauthorized persons. After the Closing, without the prior written consent of the Transferee, the Promisor and Transferor shall not, and shall cause their respective shareholders, partners, and de facto beneficial owners not to, disclose, duplicate, or use the business secrets in any manner, and shall perform the delivery obligations to the Transferee in accordance with the provisions of Article 4 hereof, or delete and destroy any objects or media containing the business secrets or abstracts thereof at the request of the Transferee.

11.3

The Transferee agrees that, prior to the Closing Date, except for the purpose of performing its obligations hereunder, the Transferee shall, and shall cause its Affiliates, directors, managers, employees, accountants, advisors, representatives, and agents to keep the confidentiality of all business secrets.

11.4

The restriction above is not applicable to: information that is (i) publicly known at the time of disclosure; (ii) disclosed with the prior written consent of the other Party; (iii) for the purpose of the Transaction hereunder, disclosed to the Affiliates, directors, managers, employees, accountants, advisors, representatives, and agents of a Party who have agreed to perform confidentiality obligations; or (iv) disclosed at the request of a government authority or stock exchange having jurisdiction over a Party. If applicable, the disclosing Party shall, within a reasonable period prior to the disclosure above, negotiate with other Parties on such disclosure, and try its best to seek confidential treatment for such disclosure according to the reasonable requirements of other Parties.

11.5	Without the prior written consent of the Parties, neither Party may issue any news release, announcement, or other public disclosure with respect to this Transaction.

Article 12    Miscellaneous

12.1

Effective Date. This Agreement, being effective as from the date first written above after being duly signed by the Parties, constitutes lawful, valid, and binding rights and obligations of the Parties, and may be enforced according to the provisions hereof.

12.2	Applicable law. The execution, validity, performance, interpretation, termination, and dispute resolution of this Agreement shall be governed by the Laws of China.

12.3

Dispute resolution. Any dispute, controversy, or complaint arising from or in connection with this Agreement or the interpretation, violation, termination, or validity of this Agreement shall be solved through negotiation. The negotiation shall be started immediately when a Party hereto sends a written notice requesting negotiation to another Party. If the negotiation fails, either Party may submit the dispute to Beijing Arbitration Commission for arbitration in Beijing in accordance with the arbitration rules of the commission in force at the time of the application for arbitration. The arbitration award shall be final, and binding on the Parties. During the arbitration proceedings under this Article, except for the matters under arbitration, this Agreement shall remain in full force and effect in all other aspects. Except for the obligations involved in the matters under arbitration, the Parties shall continue to perform their obligations and exercise their rights under this Agreement.

12.4

Short form of agreement. The Parties agree that, to facilitate the government procedure in connection with this Transaction, the Parties shall negotiate in good faith to separately enter into any other contracts, agreements, or documents (including but not limited to short-form equity interest transfer agreements and other documents required to be signed by the Administration for Market Regulation and/or for tax filing, if applicable) in connection with the matters hereunder; provided, however, that in the event of any conflict or inconsistency between such contracts, agreements, or documents and this Agreement, this Agreement prevails.

12.5

Entire agreement. This Agreement is the entire agreement reached among the Parties hereto with respect to the matters hereunder, and supersedes all oral or written, explicit or implicit agreements, provisions, representations, and conditions made prior to the execution of this Agreement.

12.6

Waiver. The failure or delay of any Party hereto in exercising any rights or remedies provided in this Agreement and its amendments or supplementary agreement shall not constitute or be deemed as a waiver hereof and thereof; any single or partial exercise of such rights and remedies shall not preclude further exercise of such rights and remedies.

12.7

Severability. If any provision herein is held as unlawful, invalid, or unenforceable, the Parties agree that such provision shall be enforceable to the maximum extent permitted to realize the intentions of the Parties, and the validity, legality, and enforceability of all other provisions hereof shall not be damaged in any manner. If it is necessary to make the intentions of the Parties effective, the Parties will negotiate in good faith to amend this Agreement so that such unenforceable text can be replaced with enforceable text close to such intention.

12.8

Notices. Any notice or other communication (each a “Notice”) given by a Party to another Party in connection with this Agreement shall be made in writing and shall be deemed to have been effectively given if it is delivered to the receiving Party at the following mailing address, number or email address and addressed to the designated contact person of the receiving Party. Any Notice sent pursuant to the provision above shall be deemed to have been effectively given: (i) if delivered in person, when signed for by the addressee; (ii) for any Notice that can be delivered by post shall be sent by registered mail or express delivery, seven (7) days after it is put into the post if sent by registered mail, or when signed for by the addressee if sent by express delivery; (iii) when the Notice sent by email reaches the email system of the recipient. In case of any change in the mailing address or contact information of a Party (the “Changing Party”) as set out above, such Changing Party shall notify the other Parties within seven (7) days following such change, failing which, the Changing Party shall bear the losses arising therefrom.

Transferor

Address: Room 1418, 15A/F, Building 1, Phase 3 of Yinchuan iBi Yucheng

Center, No. 490 Ning’an Street, Jinfeng District, Yinchuan City, Ningxia

Tel.: ***

Contact: Li Xiaojia

Target Company (before Closing)

Address: Room 1417, 15A/F, Building 1, Phase 3 of Yinchuan iBi Yucheng

Center, No. 490 Ning’an Street, Jinfeng District, Yinchuan City, Ningxia

Tel.: ***

Contact: Li Xiaojia

Transferee and Target Company (after Closing)

Address: 9/F, Heng An Building, Chaoyang District, Beijing

Tel.: ***

Contact: Shen Yanling

12.9

Use of names. Without the prior written consent of other Parties, neither Party may, and such Party shall ensure its Affiliates not to, for any marketing, advertising, promotion, or other purpose, use, publish, or duplicate the name of other Parties or any of their Affiliates, or similar corporate names, trade names, trademarks, products or service names, domain names, patterns, symbols, logos, or employ specific description so that a third party can identify the other Parties or any of their Affiliates.

12.10

Transfer and succession. This Agreement shall inure to the benefit of and be binding upon the successors and assignees of the Parties hereto, and such successors and assignees shall enjoy the interests hereunder and bear the obligations hereunder. The Transferee has the right to assign or transfer its rights, interests and obligations under this Agreement and other Transaction Documents to its Affiliates. Without the prior written consent of the Transferee, none of the remaining Parties may assign or transfer any of its rights or obligations hereunder.

12.11

Amendments and supplements to this Agreement. The Parties shall make amendments and supplements to this Agreement via written agreements. The amended and supplementary agreement duly executed by the Parties hereto with respect to this Agreement shall be part of and be equally authentic as this Agreement.

12.12

Appendix. The appendices hereto are an integral part of this Agreement, supplement the body of this Agreement, and have equal legal effect as this Agreement. In the event of a conflict between the appendices hereto and this Agreement, the provisions in the text of this Agreement prevail, and shall be amended correspondingly.

12.13	Language and counterparts. This Agreement is written in Chinese. This Agreement may be signed in multiple counterparts, and each counterpart has the same legal force.

(The remainder of this page is intentionally left blank)

IN WITNESS WHEREOF, each Party hereto has caused its duly authorized representative to sign this Agreement on the date first written above.

Target Company:

Yinchuan Chuanxi Technology Co., Ltd. (Seal)

/s/ Yinchuan Chuanxi Technology Co., Ltd.

Signature:	/s/ Ning Xu
Name:	Ning Xu
Title:	Legal representative

Signature Page to the Equity Interest Transfer Agreement on Yinchuan Chuanxi Technology Co., Ltd.

IN WITNESS WHEREOF, each Party hereto has caused its duly authorized representative to sign this Agreement on the date first written above.

Transferor:

Ningxia Fengyin Enterprise Management Consulting LLP (Seal)

/s/ Ningxia Fengyin Enterprise Management Consulting LLP

Signature:	/s/ Xiaojia Li
Name:	Xiaojia Li
Title:	Executive partner/authorized representative

Signature Page to the Equity Interest Transfer Agreement on Yinchuan Chuanxi Technology Co., Ltd.

IN WITNESS WHEREOF, each Party hereto has caused its duly authorized representative to sign this Agreement on the date first written above.

Transferee:

Pintec (Yinchuan) Technology Co., Ltd. (Seal)

/s/ Pintec (Yinchuan) Technology Co., Ltd.

Signature:	/s/ Xiaofeng Cui
Name:	Xiaofeng Cui
Title:	Legal representative

Signature Page to the Equity Interest Transfer Agreement on Yinchuan Chuanxi Technology Co., Ltd.

Appendix I Shareholding Structure of the Target Company

Part I Shareholding structure of the Target Company prior to the Closing Date

As of the Execution Date of this Agreement, the shareholding structure of the Target Company is as follows:

#	Shareholder	Registered capital (RMB/Yuan)	Shareholding ratio	Remarks
1.	Ningxia Fengyin Enterprise Management Consulting LLP	5,000,000	100%	Transferor

Total			100%	—

Part II Shareholding structure of the Target Company from the Closing Date

From the Closing Date, the shareholding structure of the Target Company is as follows:

#	Shareholder	Registered capital (RMB/Yuan)	Shareholding ratio	Remarks
1.	Pintec (Yinchuan) Technology Co., Ltd.	5,000,000	100%	Transferee

Total			100%	—

Appendix

Appendix II Certificate of Satisfaction of Closing Prerequisites

In accordance with the provisions of Article 7.1.7 of the Equity Interest Transfer Agreement of Ningxia Fengyin Enterprise Management Consulting LLP (“Equity Interest Transfer Agreement”) entered into by and among Yinchuan Chuanxi Technology Co., Ltd. (“Target Company”), Ningxia Fengyin Enterprise Management Consulting LLP (“Transferor”), Pintec (Yinchuan) Technology Co., Ltd. (“Transferee”), and other relevant parties on October 22, 2020, the Promisor hereby issues this Certificate of Satisfaction (“Certificate”) to prove the following:

1.

From the Execution Date of the Equity Interest Transfer Agreement to the issuance date of this Certificate, the representations and warranties made by the Promisor in Article 5 of the Equity Interest Transfer Agreement are fully true, complete, accurate, and valid in all material aspects without any misleading information or omissions;

2.

As of the issuance date of this Certificate, all the closing prerequisites under Article 7.1 of the Equity Interest Transfer Agreement (except for Article 7.1.6, which is subject to the determination of the Transferee) have been satisfied.

Words not specifically defined in this Certificate have the same meanings as in the Equity Interest Transfer Agreement and appendices hereto.

Now therefore, the following parties sign this Certificate on October 22, 2020. This Certificate shall become effective on the signing date.

[The remainder of this page is for signature only]

Ningxia Fengyin Enterprise Management Consulting LLP (Seal)

/s/ Ningxia Fengyin Enterprise Management Consulting LLP

Signature:	/s/ Xiaojia Li
Name:	Xiaojia Li
Title:	Executive partner/authorized representative

Yinchuan Chuanxi Technology Co., Ltd. (Seal)

/s/ Yinchuan Chuanxi Technology Co., Ltd.

Signature:	/s/ Ning Xu
Name:	Ning Xu
Title:	Legal Representative

Appendix

Appendix III Certificate of Satisfaction of Closing Prerequisites

In accordance with the provisions of Article 7.2.6 of the Equity Interest Transfer Agreement on Yinchuan Chuanxi Technology Co., Ltd. (“Equity Interest Transfer Agreement”) entered into by and among Yinchuan Chuanxi Technology Co., Ltd. (“Target Company”), Ningxia Fengyin Enterprise Management Consulting LLP (“Transferor”), Pintec (Yinchuan) Technology Co., Ltd. (“Transferee”), and other relevant parties on October 22, 2020, the Transferor and Cayman Company hereby issue this Certificate of Satisfaction (“Certificate”) to prove the following:

1.

From the Execution Date of the Equity Interest Transfer Agreement to the issuance date of this Certificate, the representations and warranties made by the Transferee in Article 5 of the Equity Interest Transfer Agreement and the representations and warranties made by the Cayman Company in other Transaction Documents are fully true, complete, accurate, and valid in all material aspects without any misleading information or omissions;

2.	As of the issuance date of this Certificate, all the closing prerequisites under Article 7.2 of the Equity Interest Transfer Agreement have been satisfied.

Words not specifically defined in this Certificate have the same meanings as in the Equity Interest Transfer Agreement and appendices hereto.

Now therefore, the following parties sign this Certificate on October 22, 2020. This Certificate shall become effective on the signing date.

[The remainder of this page is for signature only]

Pintec Technology Holdings Limited

/s/ Pintec Technology Holdings Limited

Signature:	/s/ Jun Dong
Name:	Jun Dong
Title:	Director

Pintec (Yinchuan) Technology Co., Ltd. (Seal)

/s/ Pintec (Yinchuan) Technology Co., Ltd.

Signature:	Director
Name:	Director
Title:	Director

Appendix